[Logo:] AMG	Managers AMG Funds


	   800 Connecticut Avenue
  	Norwalk, Connecticut 06854
               800-835-3879
           www.managersamg.com


   Essex Aggressive Growth Fund, Essex Large
     Cap Growth Fund,Rorer Large-Cap Fund,
  Rorer Mid-Cap Fund, Systematic Value Fund and Burridge Small Cap Growth Fund


				July 7, 2004

Dear Fellow Shareholder:

Enclosed is a proxy statement describing an important proposal to be considered at a meeting of the shareholders of Managers AMG Funds. You are receiving the proxy statement and are entitled to vote on the proposal because you were a shareholder of Essex Aggressive Growth Fund, Essex Large Cap
Growth Fund, Rorer Large-Cap Fund, Rorer Mid-Cap
Fund, Systematic Value Fund and/or Burridge Small
Cap Growth Fund (the "Funds") on June 10, 2004.

I am sure that you, like most people, lead a busy life and are tempted to put this proxy statement aside. Please do not! When shareholders do not vote, the Funds incur additional expenses to pay for follow-up mailings and telephone calls. Please take a few minutes to review the proxy statement and cast your vote. You can sign, date and return the proxy card in the enclosed postage prepaid envelope.

The primary purpose of this shareholder meeting is to elect four Trustees to the Board of Trustees.
At a meeting held on May 17, 2004, the Board of Trustees considered and approved the proposal, subject to obtaining your approval. The Trustees have recommended that the shareholders of the Fund vote FOR the proposal.

Your vote is important. Please take a moment now to sign and return your proxy card(s) in the enclosed, postage-paid return envelope. If we do not receive your executed proxy card(s) after a reasonable amount of time, you may receive a telephone call from a proxy solicitor reminding you to vote. If you have questions about the shareholder meeting or the proposal, please feel free to call us at 1-800-835-3879.

Thank you for your cooperation and continued support.

Sincerely,

Peter M. Lebovitz
President



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